EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces Severe Winter Weather Has Affected
Permian Basin Operations

TULSA, OK - December 4, 2013 - Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or “the Company”), today announced that the effects of the severe winter weather in the Permian region continue to materially impact operations. The extent and duration of weather-related issues will result in total production below the Company’s anticipated guidance range for the fourth quarter of 2013.
Laredo’s operations were impacted by widespread power outages, reduced access to production and drilling facilities, curtailed trucking services as well as drilling and completion delays. Currently, drilling and completion activities have resumed but pervasive power outages continue to affect a substantial portion of the Company’s wells. More than 50% of Laredo’s wells remain shut-in and the production of many operating wells has been curtailed due to facilities constraints. Once power is restored, it is anticipated that there will be no impact on the performance of these wells.
Assessing the impact of the storm could take several weeks as the bulk of Laredo’s operations are in rural, less populated areas that offer operational advantages but are among the last to have electrical service restored. Once operations return to normal and the full impact of weather-related downtime can be quantified, the Company will update its fourth-quarter 2013 guidance ranges.
Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

# # #

Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

13-20

2